Exhibit 99.1

Academy Sports + Outdoors Reports Second Quarter 2022 Results

Second Quarter Diluted EPS Increased 11.6% to a Quarterly Record of $2.22, or $2.30 Adjusted EPS

Comparable Sales Declined 6.0% and Improved Sequentially to the First Quarter

E-commerce Sales Grew 12.1%; Increased Double Digits for the Fourth Consecutive Quarter

Company Reiterates 2022 Full-Year Net and Comparable Sales Guidance

KATY, TEXAS (Globe Newswire — September 7, 2022) – Academy Sports and Outdoors, Inc. (Nasdaq: ASO) ("Academy" or the "Company") today announced its financial results for the second quarter ended July 30, 2022. Unless otherwise indicated, comparisons are to the same period in the prior fiscal year. Comparisons to 2019 are also provided, where appropriate, to benchmark performance given the impact of the pandemic in 2020 and 2021.

Second Quarter 2022 Results
“Our performance this quarter was in line with our expectations as Academy continues to substantially outperform our pre-pandemic levels of sales and profits. We remain confident that the durability of our strong assortments and everyday value model positions us well to deliver consistent sales and profitability growth going forward,” stated Ken Hicks, Chairman, President and Chief Executive Officer. “This growth is supported by consistent operational excellence, healthy inventory levels, a strong balance sheet, new store expansion and omnichannel advancement. The Academy team remains focused on executing our priorities while delivering a great experience for our customers and creating value for our stakeholders.”

Net sales were $1.69 billion, a decrease of 5.8%, compared to $1.79 billion. Comparable sales declined 6.0%. The decline in sales was primarily due to fewer transactions compared to last year partially offset by an increase in average ticket. When compared to the second quarter of 2019, net sales increased 36.3%. Additionally, e-commerce sales grew 12.1% year-over-year and 244.5% compared to 2019.

Gross margin was $596.1 million, or 35.3% of net sales, compared to gross margin of $642.5 million, or 35.9% of net sales in the prior year quarter. The 60 basis point decline was driven primarily by an increase in e-commerce shipping and higher freight costs, which were partially offset by an increase in merchandise margins. When compared to 2019, the gross margin rate expanded by 420 basis points.

Selling, general and administrative ("SG&A") expenses were 20.1% of sales, a 160 basis point decrease, due to non-recurring stock compensation and payroll expenses associated with the accelerated share vesting, which occurred in the second quarter of 2021. Excluding this non-recurring expense of $40.3 million, SG&A expenses increased 70 basis points compared to last year, primarily due to fixed cost deleverage.

In the second quarter, pre-tax income was $247.0 million compared to $240.9 million. When compared to the second quarter of 2019, pre-tax income increased by more than 400%.

GAAP net income decreased 0.9% to $188.8 million compared to $190.5 million. Diluted earnings per share increased 11.6% to $2.22 compared to $1.99 per share based on a share count of 84.9 million shares compared to 95.9 million in the prior year quarter.

Adjusted net income, which excludes the impact of certain non-cash and extraordinary items, was $195.0 million. Adjusted diluted earnings per share were $2.30 compared to $2.34 per share.

Year-to-date 2022 Results
Year-to-date, net sales decreased 6.4% to $3.15 billion, while comparable sales decreased 6.7%. Year-to-date sales grew 36.3% compared to 2019.

Gross margin was $1.1 billion, or 35.4% of net sales, compared to gross margin of $1.2 billion, or 35.8% of net sales. When compared to year-to-date 2019, the gross margin rate expanded by 520 basis points.

Pre-tax income was $442.3 million compared to $465.8 million. When compared to year-to-date 2019 results, pre-tax income increased approximately 490%.

GAAP net income decreased 8.1% to $338.6 million compared to $368.3 million. Diluted earnings per share were $3.90 compared to $3.82 per share in the prior year to date.

Adjusted net income, which excludes the impact of certain non-cash and extraordinary items, decreased 14.5% to $348.2 million. Adjusted diluted earnings per share were $4.01 compared to $4.22 per share in the prior year to date.

Balance Sheet and Capital Allocation Update
At the end of the second quarter, the Company’s cash and cash equivalents totaled $399.9 million with no borrowings under the $1.0 billion credit facility. During the quarter, net cash provided by operating activities was $161.3 million. Merchandise inventories were $1.3 billion, an increase of 17.0% compared to the second quarter 2021 and 8.4% higher than the second quarter of 2019.

During the second quarter, Academy returned $206.4 million in cash to stockholders through a combination of share repurchases and dividends. The Company repurchased 5.6 million shares for $200.1 million. On July 14, 2022, the Company paid a quarterly cash dividend of $0.075 per share, or $6.3 million, to stockholders of record as of the close of business on June 16, 2022. As of July 30, 2022, the Company had approximately $500 million remaining under its share repurchase program.

Subsequent to the end of the second quarter, on September 1, 2022, Academy announced that its Board of Directors ("Board") declared a quarterly cash dividend with respect to the quarter ended July 30, 2022, of $0.075 per share of common stock. The dividend is payable on October 13, 2022, to stockholders of record as of the close of business on September 15, 2022.

New Store Openings
During the second quarter, Academy opened one new store, bringing the total number of stores opened as of July 30, 2022, to two, for a total of 261 stores. The Company expects to open a total of nine new stores this fiscal year and 80 to 100 stores over the next five years.

2022 Outlook
“Academy delivered record quarterly earnings per share results, which demonstrates our earnings potential as well as our ability to deliver strong results in a challenging environment,” said Michael Mullican, Executive Vice President and Chief Financial Officer. “We also continued our capital allocation strategy of investing in growth and increasing shareholder value by investing in new stores, repurchasing a significant amount of shares and returning cash to shareholders through our dividend program. Based on our results to date and current trends, including the sequential improvement in comparable sales, we are reiterating our full year sales and comp guidance while updating our earnings per share forecast to reflect the reduction in our share count."

Academy is reiterating its net and comparable sales guidance for fiscal 2022 and updating its EPS forecast. The revised guidance is as follows:

	Previous Guidance		Current Guidance
(in millions, except per share amounts)	Low end	High end	Low end	High end
Net Sales	$6,430.0	$6,630.0	no change

Comparable Sales	-6.0%	-3.0%	no change

Gross Margin Rate	33.0%	33.5%	no change

GAAP Income Before Taxes	$725.0	$805.0	no change

GAAP Net Income	$550.0	$615.0	no change

GAAP Earnings per Common Share, Diluted	$6.30	$7.00	$6.50	$7.25

Adjusted Earnings per Common Share, Diluted	$6.55	$7.25	$6.75	$7.50

Diluted Weighted Average Common Shares Outstanding	88.0	88.0	85.0	85.0

The earnings per common share estimate reflects a tax rate of 24.0% and the year-to-date share repurchase activity, but does not include any potential future share repurchases.

Conference Call Info
Academy will host a conference call today at 10:00 a.m. Eastern Time to discuss its financial results. Listeners may access the call by dialing 1-877-407-3982 (U.S.) or 1-201-493-6780 (International). The passcode is 13732261. A webcast of the call can be accessed at investors.academy.com.

A telephonic replay of the conference call will be available for approximately 30 days, by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering passcode 13732261. An archive of the webcast will be available at investors.academy.com for 30 days.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 261 stores across 16 states as of the end of Q2 2022. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of private label brands.

Non-GAAP Measures
Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Adjusted Earnings per Common Share, and Adjusted Free Cash Flow have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). These non-GAAP measures have limitations as analytical tools. For information on these limitations, as well as information on why management believes these non-GAAP measures are useful, please see our Annual Report for the fiscal year ended January 29, 2022 (the "Annual Report") and our Quarterly Report for the thirteen and twenty-six weeks ended July 30, 2022 (the “Quarterly Report”), as such limitations and information may be updated from time to time in our periodic filings with the Securities and Exchange commission (the "SEC"), which are accessible on the SEC's website at www.sec.gov.

We compensate for these limitations by primarily relying on our GAAP results in addition to using these non-GAAP measures supplementally.

See “Reconciliations of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy's current expectations and are not guarantees of future performance. You can identify these forward-looking statements by the use of words such as "outlook," "guidance," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. The forward-looking statements include, among other things, statements regarding the payment of the dividend and declaration of future dividends, including the timing and amount thereof, share repurchases, the Company's expectations regarding its future performance, and the Company's future financial condition to support future dividend growth and are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, including ongoing inflation and continued increases in interest rates, many of which are beyond Academy's control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the U.S. Securities and Exchange Commission (the "SEC"), including the Annual Report and the Quarterly Report, under the caption "Risk Factors," as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact	Media Contact
Matt Hodges	Elise Hasbrook
VP, Investor Relations	VP, Communications
281-646-5362	281-944-6041
matt.hodges@academy.com	elise.hasbrook@academy.com

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Thirteen Weeks Ended
	July 30, 2022	Percentage of Sales (1)	July 31, 2021	Percentage of Sales (1)
Net sales	$1,686,915	100.0%	$1,791,530	100.0%
Cost of goods sold	1,090,852	64.7%	1,149,034	64.1%
Gross margin	596,063	35.3%	642,496	35.9%
Selling, general and administrative expenses	339,329	20.1%	387,938	21.7%
Operating income	256,734	15.2%	254,558	14.2%
Interest expense, net	11,157	0.7%	12,157	0.7%
Loss on early retirement of debt	—	—%	2,239	0.1%
Other (income), net	(1,441)	(0.1)%	(735)	(0.0)%
Income before income taxes	247,018	14.6%	240,897	13.4%
Income tax expense	58,217	3.5%	50,387	2.8%
Net income	$188,801	11.2%	$190,510	10.6%

Earnings Per Common Share:
Basic	$2.28		$2.06
Diluted	$2.22		$1.99

Weighted Average Common Shares Outstanding:
Basic	82,960		92,627
Diluted	84,906		95,891
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Twenty-Six Weeks Ended
	July 30, 2022	Percentage of Sales (1)	July 31, 2021	Percentage of Sales (1)
Net sales	$3,154,645	100.0%	$3,371,863	100.0%
Cost of goods sold	2,037,158	64.6%	2,165,666	64.2%
Gross margin	1,117,487	35.4%	1,206,197	35.8%
Selling, general and administrative expenses	655,260	20.8%	712,565	21.1%
Operating income	462,227	14.7%	493,632	14.6%
Interest expense, net	22,077	0.7%	26,706	0.8%
Loss on early retirement of debt	—	—%	2,239	0.1%
Other (income), net	(2,138)	(0.1)%	(1,132)	(0.0)%
Income before income taxes	442,288	14.0%	465,819	13.8%
Income tax expense	103,681	3.3%	97,513	2.9%
Net income	$338,607	10.7%	$368,306	10.9%

Earnings Per Common Share:
Basic	$3.99		$3.99
Diluted	$3.90		$3.82

Weighted Average Common Shares Outstanding:
Basic	84,809		92,357
Diluted	86,792		96,391
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollar amounts in thousands, except per share data)

	July 30, 2022	January 29, 2022	July 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$399,857	$485,998	$553,825
Accounts receivable - less allowance for doubtful accounts of $1,143, $732 and $822, respectively	14,521	19,718	10,791
Merchandise inventories, net	1,304,556	1,171,808	1,115,020
Prepaid expenses and other current assets	46,448	36,460	39,050
Assets held for sale	1,763	1,763	1,763
Total current assets	1,767,145	1,715,747	1,720,449

PROPERTY AND EQUIPMENT, NET	350,628	345,836	362,784
RIGHT-OF-USE ASSETS	1,087,085	1,079,546	1,105,272
TRADE NAME	577,299	577,215	577,000
GOODWILL	861,920	861,920	861,920
OTHER NONCURRENT ASSETS	9,892	4,676	6,602
Total assets	$4,653,969	$4,584,940	$4,634,027

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$778,016	$737,826	$816,427
Accrued expenses and other current liabilities	251,569	303,207	277,157
Current lease liabilities	87,042	83,077	84,981
Current maturities of long-term debt	3,000	3,000	3,000
Total current liabilities	1,119,627	1,127,110	1,181,565

LONG-TERM DEBT, NET	683,065	683,585	684,103
LONG-TERM LEASE LIABILITIES	1,081,790	1,077,667	1,107,709
DEFERRED TAX LIABILITIES, NET	235,187	217,212	185,765
OTHER LONG-TERM LIABILITIES	13,029	12,420	27,267
Total liabilities	3,132,698	3,117,994	3,186,409

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY :
Preferred stock, $0.01 par value, authorized 50,000,000 shares; none issued and outstanding	—	—	—
Common stock, $0.01 par value, authorized 300,000,000 shares; 79,725,034; 87,079,394; and 92,883,540 issued and outstanding as of July 30, 2022, January 29, 2022, and July 31, 2021, respectively.	797	870	929
Additional paid-in capital	196,510	198,016	187,746
Retained earnings	1,323,964	1,268,060	1,260,805
Accumulated other comprehensive loss	—	—	(1,862)
Stockholders' equity	1,521,271	1,466,946	1,447,618
Total liabilities and stockholders' equity	$4,653,969	$4,584,940	$4,634,027

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$338,607	$368,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,852	51,308
Non-cash lease expense	548	691
Equity compensation	9,657	33,205
Amortization of terminated interest rate swaps, deferred loan and other costs	1,552	3,521
Deferred income taxes	17,976	46,628
Non-cash loss on early retirement of debt	—	2,239
Changes in assets and liabilities:
Accounts receivable, net	5,197	6,515
Merchandise inventories, net	(132,748)	(124,986)
Prepaid expenses and other current assets	(9,987)	(10,737)
Other noncurrent assets	(5,788)	1,408
Accounts payable	31,596	22,958
Accrued expenses and other current liabilities	(47,447)	18,517
Income taxes payable	(3,219)	(12,996)
Other long-term liabilities	610	(903)
Net cash provided by operating activities	258,406	405,674

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(48,050)	(33,767)
Purchases of intangible assets	(84)	—
Net cash used in investing activities	(48,134)	(33,767)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of Term Loan	(1,500)	(100,750)
Debt issuance fees	—	(927)
Share-Based Award Payments	—	(11,214)
Proceeds from exercise of stock options	4,683	31,678
Proceeds from issuance of common stock under employee stock purchase program	2,797	945
Taxes paid related to net share settlement of equity awards	(974)	(15,418)
Repurchase of common stock for retirement	(288,612)	(100,000)
Dividends paid	(12,807)	—
Net cash used in financing activities	(296,413)	(195,686)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(86,141)	176,221
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	485,998	377,604
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$399,857	$553,825

ACADEMY SPORTS AND OUTDOORS, INC.
RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES
(Unaudited)
(Dollar amounts in thousands)
Adjusted EBITDA and Adjusted EBIT
We define “Adjusted EBITDA” as net income (loss) before interest expense, net, income tax expense and depreciation, amortization, and impairment, further adjusted to exclude costs such as consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses, payroll taxes associated with a vesting event, as a result of a secondary offering, of certain time and performance-based equity awards, which occurred in May 2021 (the “2021 Vesting Event”) and other adjustments. We define “Adjusted EBIT” as net income (loss) before interest expense, net, and income tax expense, further adjusted to exclude costs such as consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses, payroll taxes associated with the 2021 Vesting Event and other adjustments. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA and Adjusted EBIT in the following table.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net income	$188,801	$190,510	$338,607	$368,306
Interest expense, net	11,157	12,157	22,077	26,706
Income tax expense	58,217	50,387	103,681	97,513
Depreciation and amortization	26,274	26,010	51,852	51,308
Equity compensation (a)	6,158	27,331	9,657	33,205
Loss on early retirement of debt	—	2,239	—	2,239
Pre-opening Expenses (b)	1,864	—	2,826	—
Payroll taxes associated with the 2021 Vesting Event (c)	—	15,418	—	15,418
Other (d)	—	364	—	714
Adjusted EBITDA	$292,471	$324,416	$528,700	$595,409
Less: Depreciation and amortization	(26,274)	(26,010)	(51,852)	(51,308)
Adjusted EBIT	266,197	298,406	476,848	544,101

(a)	Represents non-cash charges related to equity-based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(b)	Represents pre-opening expenses which are non-capital expenditures associated with opening new stores and incurred prior to the store opening and generating sales. These costs consist primarily of occupancy costs, marketing, payroll and recruiting costs. These costs are expensed as incurred.
(c)	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
(d)
Other adjustments include (representing deductions or additions to Adjusted EBITDA and Adjusted EBIT) amounts that management believes are not representative of our operating performance, such as costs associated with secondary offerings, installation costs for energy savings associated with our profitability initiatives and other costs associated with business optimization initiatives.

Adjusted Net Income and Adjusted Earnings Per Common Share
We define “Adjusted Net Income (Loss)” as net income (loss), plus costs such as consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses, payroll taxes associated with the 2021 Vesting Event and other adjustments, less the tax effect of these adjustments. We define “Adjusted Earnings per Common Share, Basic” as Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and “Adjusted Earnings per Common Share, Diluted” as Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments reconciling net income (loss) to Adjusted Net Income, and Adjusted Earnings Per Common Share in the following table.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net income	$188,801	$190,510	$338,607	$368,306
Equity compensation (a)	6,158	27,331	9,657	33,205
Loss on early retirement of debt	—	2,239	—	2,239
Pre-opening expenses (b)	1,864	—	2,826	—
Payroll taxes associated with the 2021 Vesting Event (c)	—	15,418	—	15,418
Other (d)	—	364	—	714
Tax effects of these adjustments (e)	(1,887)	(11,312)	(2,927)	(12,801)
Adjusted Net Income	$194,936	$224,550	$348,163	$407,081

Adjusted Earnings per Common Share:
Basic	$2.35	$2.42	$4.11	$4.41
Diluted	$2.30	$2.34	$4.01	$4.22
Weighted average common shares outstanding:
Basic	82,960	92,627	84,809	92,357
Diluted	84,906	95,891	86,792	96,391

(a)	Represents non-cash charges related to equity-based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(b)	Represents pre-opening expenses which are non-capital expenditures associated with opening new stores and incurred prior to the store opening and generating sales. These costs consist primarily of occupancy costs, marketing, payroll and recruiting costs. These costs are expensed as incurred.
(c)	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
(d)
Other adjustments include (representing deductions or additions to Adjusted Net Income) amounts that management believes are not representative of our operating performance, such as costs associated with secondary offerings, installation costs for energy savings associated with our profitability initiatives and other costs associated with business optimization initiatives.

(e)
For the thirteen and twenty-six weeks ended July 30, 2022 and July 31, 2021, this represents the tax effect (by using the projected full year tax rates for the respective years) of the total adjustments made to arrive at Adjusted Net Income.

GAAP to Adjusted Earnings Per Common Share, Diluted, Guidance Reconciliation

	Low Range*	High Range*
(in millions, except per share amounts)	Fiscal Year Ending January 28, 2023	Fiscal Year Ending January 28, 2023
GAAP Net Income	$550.0	$615.0
Equity compensation (a)	21.0	21.0
Pre-opening expenses (a)	8.0	8.0
Tax effects of these adjustments (a)	(7.0)	(7.0)
Adjusted Net Income	$572.0	$637.0

GAAP Earnings Per Common Share, Diluted	$6.50	$7.25
Equity compensation (a)	0.25	0.25
Pre-opening expenses (a)	0.10	0.10
Tax effects of these adjustments (a)	(0.10)	(0.10)
Adjusted Earnings per Common Share, Diluted	$6.75	$7.50

* Amounts presented have been rounded.
(a)	Adjustments include new store pre-opening costs (as defined above) and non-cash charges related to equity-based compensation (as defined above), which may vary from period to period. The tax effect of these adjustments is determined by using the projected full year tax rate for the fiscal year.

Adjusted Free Cash Flow
We define “Adjusted Free Cash Flow” as net cash provided by (used in) operating activities less net cash used in investing activities. We describe these adjustments reconciling net cash provided by operating activities to Adjusted Free Cash Flow in the following table.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net cash provided by operating activities	$161,309	$186,446	$258,406	$405,674
Net cash used in investing activities	(30,822)	(16,959)	(48,134)	(33,767)
Adjusted Free Cash Flow	$130,487	$169,487	$210,272	$371,907